Exhibit 32.1
CERTIFICATE OF
PRINCIPAL EXECUTIVE OFFICER
OF
DOBSON COMMUNICATIONS CORPORATION
I, Steven P. Dussek, Chief Executive Officer and principal executive officer of Dobson Communications Corporation (the “Company”), hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the three and nine months ended September 30, 2005, (the “Report”):
a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that

b.	the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at September 30, 2005, and the results of the Company’s operations for the three and nine months ended September 30, 2005.
November 9, 2005

/S/ STEVEN P. DUSSEK
Steven P. Dussek
Chief Executive Officer and principal executive officer